UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2014

FLORIDA GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

(812) 945-7211

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

Confirmation of Plan of Liquidation

As previously disclosed by Florida Gaming Corporation (the “Company”), on August 19, 2013, the Company and its subsidiary, Florida Gaming Centers, Inc. (“Centers,” and collectively with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”), case no. 13-29598 for the Company and case no. 13-29597 for Centers, seeking relief under the provisions of Chapter 11 (“Chapter 11”) of Title 11 of the United States Bankruptcy Code (“Bankruptcy Code”). In addition, as previously disclosed, on April 30, 2014, the Debtors completed the sale of substantially all of their assets to Fronton Holdings, LLC.

On July 23, 2014, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Second Amended Joint Chapter 11 Plan of Liquidation as filed with the Bankruptcy Court on July 16, 2014 (the “Plan”). The effective date of the Plan (the “Effective Date”) has yet to be determined. A copy of the Plan, as confirmed by the Bankruptcy Court, and the Confirmation Order are attached hereto as Exhibits 2.1 and 2.2, respectively, and are incorporated herein by reference.

PURSUANT TO THE TERMS OF THE PLAN, ALL OF THE COMPANY’S EXISTING EQUITY INTERESTS, CONSISTING OF SHARES OF CLASS A CONVERTIBLE PREFERRED STOCK, CLASS AA CONVERTIBLE PREFERRED STOCK, CLASS B CONVERTIBLE PREFERRED STOCK AND CLASS F CONVERTIBLE PREFERRED STOCK, AND SHARES OF AND OPTIONS TO PURCHASE SHARES OF COMMON STOCK, WILL BE DEEMED CANCELLED UPON THE EFFECTIVE DATE, AND THE COMPANY’S SHAREHOLDERS WILL NOT RECEIVE OR RETAIN ANY DISTRIBUTION OR OTHER PROPERTY ON ACCOUNT OF THEIR SHARES.

AS OF THE DATE OF THE CONFIRMATION ORDER, THERE WERE: 1,200,000 SHARES AUTHORIZED AND 27,756 SHARES OUTSTANDING OF THE COMPANY’S CLASS A CONVERTIBLE PREFERRED STOCK; 5,000 SHARES AUTHORIZED AND OUTSTANDING OF THE COMPANY’S CLASS AA CONVERTIBLE PREFERRED STOCK; 50 SHARES AUTHORIZED AND 45 SHARES OUTSTANDING OF THE COMPANY’S CLASS B CONVERTIBLE PREFERRED STOCK; 2,500 SHARES AUTHORIZED AND 1,000 SHARES OUTSTANDING OF THE COMPANY’S CLASS F CONVERTIBLE PREFERRED STOCK; AND, 7,500,000 SHARES AUTHORIZED AND 4,037,293 SHARES OUTSTANDING OF THE COMPANY’S COMMON STOCK AND 826,250 OUTSTANDING OPTIONS TO PURCHASE SHARES OF THE COMPANY’S COMMON STOCK.

Summary of Plan

The following is a summary of the material terms of the Plan, as confirmed by the Bankruptcy Court. This summary is qualified in its entirety by reference to the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

The Plan provides for the appointment of a Creditor Trustee to administer the Plan and the Creditor Trust. The Creditor Trustee will also serve as a representative of the Debtors’ estates (the “Estates”) for the purpose of enforcing causes of action belonging to the Estates. In addition, among other things, the Creditor Trustee will (i) administer, and make all payments required pursuant to, the settlements by and among the Debtors, the Lenders under the Debtors’ Credit Agreement and the Creditors’ Committee, as set forth in the previously disclosed settlement agreement dated March 19, 2014 among such parties (the “Settlement Agreement”) and (ii) take such actions as are necessary and reasonable to carry out the purposes of the Creditor Trust, including winding down the Debtors’ business affairs.

Other than Administrative Claims and Priority Tax Claims, the claims and interests in the Debtors are divided into 7 classes. The Plan generally provides for payment in full, in cash, to holders of Allowed Class 1 Centers Claims and partial payment, in cash, to holders of Allowed Class 2 Lenders Holding Claims and Class 3 Non-Subordinated Holdings Claims, as provided in the Settlement Agreement. Holders of Class 4 Subordinated Holdings Claims are entitled to distributions of their pro rata share of the Subordinated Holdings Claim Remainder, if any, as described in the Plan. Holders of Allowed Class 5 Centers Equity Interests are entitled to receive distributions on account of such interests from the net proceeds of any Causes of Action, if any, after payment in full of all Class 1 Allowed Claims, as provided in the Plan. Holders of Class 6 Holdings Preferred Equity Interests and Class 7 Holdings Equity Interests will not receive or retain any property under the Plan on account of such claims.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the Plan, all equity interests in the Company (including outstanding shares of common stock, preferred stock, options, warrants or contractual or other rights to acquire any equity interests of the Company) will be deemed cancelled on the Effective Date.

Following the Effective Date, the Company intends to file a Form 15 with the Securities and Exchange Commission to terminate and suspend the reporting requirements related to its common stock under the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

2.1	Second Amended Chapter 11 Joint Plan of Liquidation of the Company and Centers
2.2	Confirmation Order

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: July 28, 2014	By	/s/ W. Bennett Collett, Jr.
W. Bennett Collett, Jr.
Chief Executive Officer